Ex. 99.1

Claymont Steel Commences Change of Control Offer to Purchase

its 8.875% Senior Notes due 2015

CLAYMONT, Del. (February 15, 2008) – Claymont Steel, Inc. (Claymont Steel), a wholly owned subsidiary of Evraz Group S.A. (Evraz), today announced that it is offering to purchase for cash any and all of its outstanding 8.875% senior notes due 2015 at a purchase price of 101% of the principal amount of the notes. Claymont Steel is required by the terms of the notes and the indenture governing the notes to make this offer as result of the previously announced acquisition of Claymont Steel Holdings, Inc., Claymont Steel’s sole stockholder, by Evraz. The acquisition constitutes a change of control under the indenture governing the notes. The terms of the offer are described in the Change of Control Offer to Purchase, dated February 15, 2008, which will be distributed to holders of the notes.

The purchase price in the offer is specified by the indenture governing the notes and is lower than recent market quotations. Holders are urged to seek current quotations from their brokers or other advisors prior to deciding whether to participate in the offer.

The offer will expire at 5:00 p.m., New York City time, on March 17, 2008 and will have a settlement date of March 20, 2008, unless the offer is extended. Holders whose notes are accepted for payment pursuant to the offer will also receive accrued and unpaid interest through the settlement date.

Global Bondholder Services Corporation will act as the depositary and information agent for the offer. Requests for documents related to the offer may be directed to Global Bondholder Services at (866) 924-2200 (toll-free) or (212) 430-3774 (collect).

The offer is being made solely by means of the Change of Control Offer to Purchase. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the notes.

Forward Looking Statements

This press release contains forward-looking statements, which involve a number of risks and uncertainties. These statements are based on our current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the successful integration of Claymont Steel after the acquisition; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; plant construction and repair delays; the ability to retain key management and technical personnel; adverse reactions to the acquisition by customers, suppliers and strategic partners; and other risks described in the filings made by us and Claymont Steel Holdings, Inc. with the SEC. Claymont Steel is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.